Exhibit 10.25

November 2, 2015

Peter Cohen

Re:	Amended and Restated Special Bonus Plan

Dear Peter:

Reference is made to the Special Bonus Plan set forth in the letter from McGraw-Hill Education, Inc. (f/k/a Georgia Holdings, Inc.) (the “Company”) to you, dated as of February 21, 2014 (the “Effective Date”), as amended on June 5, 2015, by and between you and the Company (the “Prior Plan”). This letter sets forth the mutual agreement of the Company and you that, effective as of the date hereof (the “Amendment Effective Date”), the Prior Plan is amended and restated in its entirety on the following terms and conditions (as so amended and restated, the “Plan”). Consistent with the Prior Plan, payments under this Plan are subject to vesting conditions based on performance; if these performance hurdles are met, you must also be employed through the payment date (except as otherwise provided below in the event of certain terminations of employment) in order to receive payment.

1.	Cash Bonus Opportunity.

a.	Earned Bonus. Subject to the terms and conditions of this Plan, you will be eligible to receive a one-time special bonus, payable in cash, in an amount equal to $4,687,500 (the “Earned Bonus”) in respect of achieved performance under the Prior Plan for fiscal years 2013, 2014 and 2015, less any required withholdings.

b.	Payment Timing. Subject to the terms and conditions of this Plan, the Earned Bonus shall be payable to you, less any required withholdings, on March 22, 2017; provided, that, if your employment with the Company and its “Affiliates” (as such term is defined in the Georgia Holdings, Inc. Management Equity Plan, as it may be amended from time to time (the “Management Equity Plan”)) terminates pursuant to a “Qualifying Termination” (as defined in Section 3 below) on or prior to December 31, 2016, your Earned Bonus (if any) shall be payable to you, less any required withholdings, between January 1 and March 15 of the calendar year immediately following the calendar year of your Qualifying Termination.

c.

Forfeiture. Notwithstanding anything contained herein to the contrary, in the event your employment with the Employer terminates for any reason other than pursuant to a Qualifying Termination on or prior to March 22, 2017, you shall forfeit your right or entitlement to receive any payment under this Section 1, your Earned Bonus shall be zero and your Earned Bonus shall be immediately forfeited for no consideration. For the avoidance of doubt, in the event you voluntarily terminate your employment with the Employer other than pursuant to a Qualifying Termination or your employment with the Employer is involuntarily terminated by the Employer for “Cause” (as defined in the Management Equity Plan), in either case, on or prior to March 22, 2017, you shall forfeit your right or entitlement to receive any payment under this Section 1, your Earned Bonus shall be zero and your Earned Bonus shall be immediately forfeited for no consideration.

2.	Performance-Based Restricted Stock Units.

a.	Grant of Performance-Based Restricted Stock Units. As soon as reasonably practicable following the earlier of (i) the date of the consummation of an IPO (as defined in the Management Equity Plan) or (ii) [May 1, 2016], the Company shall grant to you performance-vesting Restricted Stock Units (as defined in the Management Equity Plan; also known as the “PSUs”), subject to your execution of a restricted stock unit grant certificate (the “PSU Certificate”) and compliance with the terms of the Management Equity Plan and such PSU Certificate. The number of PSUs granted to you under this Plan shall equal the number that results from dividing $5,156,250 by the per share price of the Company’s common stock as of the close of business on the first full day of trading in connection with the IPO, or, if the IPO has not occurred prior to the grant date of your PSUs, by the per share Fair Market Value (as defined in the Management Equity Plan) of the Company’s common stock as of such date.

b.	The PSUs shall vest and become settled in accordance with the following provisions:

(i)	Capitalized terms used in this Section 2(b) but not otherwise defined in this Plan shall have the meanings as set forth in your Georgia Holdings, Inc. Nonqualified Stock Option Grant Certificate, dated May 15, 2013, granting you an Option pursuant to the Management Equity Plan.

(ii)	Subject to the terms and conditions of this Plan (including, without limitation, Section 2(b)(viii)), in calendar years 2016, 2017 and 2018 (each, a “Measurement Year”), the following percentage of PSUs granted to you under this Plan shall be eligible to vest, provided in each case that the actual achieved performance for such Measurement Year is equal to or greater than the Annual Performance Target (as described below) for such Measurement Year:

1) 2016: 36.36%

2) 2017: 36.36%

3) 2018: 27.28%

(iii)	If the Annual Performance Target is not achieved for a Measurement Year, all PSUs eligible to vest in respect of such Measurement Year shall be forfeited without consideration immediately upon determination that the applicable Annual Performance Target was not achieved.

(iv)	Except as set forth in the PSU Certificate, each vested PSU shall be settled as promptly as reasonably practicable following the date on which such PSU vests (and in any event not later than March 15 of the year following the year in which such PSU vests).

(v)	In the event your employment with the Company and its Affiliates (collectively, the “Employer”) terminates pursuant to a Qualifying Termination on or prior to December 31, 2018, your PSUs which would have been eligible to vest in respect of the Measurement Year during which such termination occurs will remain outstanding and eligible to vest until achievement of the Annual Performance Target has been determined in respect of the Measurement Year during which such termination occurred, and all PSUs which would have been eligible to vest in respect of future Measurement Years shall be immediately forfeited without consideration. Vesting of such outstanding PSUs shall be determined pursuant to Section 2(b)(ii) above as if you had been continuously employed by the Employer from the Amendment Effective Date through the end of the Measurement Year during which such termination occurred; provided, that, with respect to the Measurement Year during which such termination occurred, if the Annual Performance Target is satisfied for such Measurement Year, you shall only be eligible to vest in a pro rata portion of the PSUs that otherwise would have vested in respect of such Measurement Year, which shall be calculated by multiplying the aggregate number of PSUs eligible to vest in respect of such Measurement Year by a fraction, the numerator of which shall be the number of days during such Measurement Year that you were actually employed by the Employer and the denominator of which shall be 365.

(vi)	In the event your employment with the Employer terminates on or after October 1, 2017, but you continue providing services to the Employer as an employee, consultant or advisor under terms and conditions to be agreed upon between the Employer and you, you shall be deemed to have not terminated employment for purposes of Section 2 of this Plan. Termination of such services arrangement shall be treated as a termination of employment occurring under similar circumstances (i.e., for purposes of determining whether such termination is a Qualifying Termination).

(vii)	The “Annual Performance Targets” for each Measurement Year will be provided to you no later than 120 days following the beginning of such Measurement Year (or, in respect of the 2016 Measurement Year, no later than April 1, 2016, if an IPO has not occurred prior to January 1, 2016), and shall be determined by the Company’s Chief Executive Officer. In the event of the occurrence on or after the Amendment Effective Date of an event described in Section 7 of the Management Equity Plan, and/or in the event of a material change in your job duties, the Annual Performance Targets may be equitably adjusted by the Company in its sole discretion to reflect such occurrence.

(viii)	Notwithstanding anything contained herein to the contrary, but subject to Section 2(b)(vi), in the event your employment with the Employer terminates for any reason other than pursuant to a Qualifying Termination, you shall forfeit your right or entitlement to receive any further payment under this Section 2 and all unvested PSUs held by you will be immediately forfeited for no consideration; provided, that if your employment with the Employer terminates due to your resignation without Good Reason after the last day of a Measurement Year but prior to the determination of the achievement of the Annual Performance Target applicable to such Measurement Year, all PSUs which would have been eligible to vest in respect of such Measurement Year shall remain outstanding and eligible to vest upon achievement of the Annual Performance Target for such Measurement Year (and such PSUs will be immediately forfeited without consideration if such Annual Performance Target is not achieved). For the avoidance of doubt, subject to Section 2(b)(vi), in the event you voluntarily terminate your employment with the Employer other than (A) pursuant to a Qualifying Termination or (B) after the last day of a Measurement Year as described in the previous sentence, or in the event your employment with the Employer is involuntarily terminated by the Employer for Cause, you shall forfeit your right or entitlement to receive any further payment under this Section 2 and all unvested PSUs held by you will be immediately forfeited for no consideration.

3.	Qualifying Termination. For purposes of this Plan, the term “Qualifying Termination” shall mean (i) the involuntary termination of your employment by the Employer other than for Cause, including, without limitation, the involuntary termination of your employment by the Employer as a result of your “Disability” (as such term is defined in the Management Equity Plan), (ii) your employment is terminated by you for “Good Reason” (as defined in the Management Equity Plan), provided such termination is also for “good reason” within the meaning of Section 409A of the Code, or (iii) the termination of your employment with the Employer as a result of your death. For the avoidance of doubt, unless the Company determines otherwise in its sole discretion, a transfer of your employment from the Company or one of its Affiliates to the Company or one of its Affiliates, shall not be deemed a Qualifying Termination for purposes of this Plan.

4.	Annual Cash Compensation Increase. Effective as of January 1, 2015, your annual base salary was increased to $650,000, payable in installments in accordance with the normal payroll practices of McGraw-Hill Global Education Holdings, LLC. Commencing with the 2015 fiscal year, your target bonus award under the Company’s Annual Incentive Plan shall equal 65% of your annual base salary (i.e., $422,500 for the 2015 fiscal year).

5.

Section 409A of the Code. Notwithstanding any other provision of this Plan to the contrary, you and the Company agree that this Plan shall be interpreted to comply with or be exempt from Section 409A of the Code (“Section 409A”), and all provisions of this Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. With respect to the time of payment of any amounts under this Plan that are “deferred compensation” subject to Section 409A, references in this Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding anything in this Plan to the contrary, if you are considered a “specified employee” under Section 409A and if payment of any amounts under this Plan are required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within five business days after the end of the six-month period. If you die during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to your personal representative within 60 days after the date of your death. Whenever a payment under this Plan may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding anything in this Plan or elsewhere to the contrary, the Company does not guarantee any particular tax effect with respect to any payments hereunder, you shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on you or for your account in connection with this Plan (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you (or any beneficiary or personal representative) harmless from any or all of such taxes, penalties or interest.

6.	Right of Setoff. The Company may, to the maximum extent permitted by applicable law (including Section 409A), deduct from and setoff against any amounts owed to you hereunder any amounts that may be owed by you to the Employer (although you shall remain fully liable for any part of your payment obligation not satisfied through such deduction and setoff). By delivering a fully executed copy of this Plan to the Company, you shall be deemed to have agreed to any deduction or setoff under this Section 6.

7.	Calculations. All calculations required under this Plan (including, without limitation, any calculations related to the achievement of Annual Performance Targets) shall be performed by the Company (or its delegees), whose determination shall be final and binding upon you and the Company.

8.	Interpretation. The section and other headings contained in this Plan are for convenience of reference only and shall not affect the meaning or interpretation of this Plan. Section references are to sections of this Plan only unless otherwise stated.

9.	Entire Agreement. This Plan constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all other prior oral or written communications, agreements or contracts between you and the Employer with respect to such subject matter (including, without limitation, (i) any references to this special bonus plan arrangement set forth in your Offer of Employment Letter, dated February 25, 2013 and (ii) the Prior Plan). For the avoidance of doubt, you acknowledge and agree that you have no claim or right to any payments or benefits under the Prior Plan, no such payments or benefits will be made or provided and the Prior Plan is null and void in its entirety.

10.	Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold U.S. Federal, state or local income or other taxes incurred by reason of any payment required to be made to you pursuant to this Plan.

11.	Governing Law. This Plan and the actions taken in connection herewith shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its principles of conflict of laws.

12.	Severability. If any provision of this Plan shall be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

13.	No Rights to Continued Service; Other Benefits. Nothing herein contained shall be held or construed to create any liability or obligation upon the Employer to retain you in its service. You shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect. Except as otherwise expressly provided in any benefit plan of the Employer, the Earned Bonus and the PSUs shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Employer nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.	Amendments. This Plan may not be amended except with the written consent of each of the parties hereto.

15.	Successors. For purposes of this Plan, the Company shall include any and all of its successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would have been required to perform if no such succession or assignment had taken place. In such event, the term “Company”, as used in this Plan, shall mean the Company, as herein before defined and any successor or assignee to its business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

16.	No Assignment or Alienation. Your right (if any) to receive the Earned Bonus and the PSUs shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized or given effect by the Company.

17.

Unfunded Plan. For U.S. Federal, state and local tax purposes, this Plan shall be considered an “unfunded” plan. Any Earned Bonus payable hereunder shall be paid out of the general assets of the Company, as and when the Earned Bonus is payable hereunder. To the extent you become entitled to receive an Earned Bonus hereunder, you shall be solely a general unsecured creditor of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve against the future expense of any Earned Bonus payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

[Signature page follows]

We are pleased to offer you this opportunity to participate in the continued growth and success of the Company and its business. If you agree with the terms of this Plan as they are set forth above, please sign below and return an executed original to me. You should keep a copy for your files.

Sincerely,

/s/ David Levin
David Levin
Chief Executive Officer

Accepted and Agreed:

/s/ Peter Cohen	11/2/2015
Peter Cohen	Date